Exhibit (d)(iv)

AMENDED SCHEDULE D

TO THE INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

BETWEEN SCHWAB INVESTMENTS AND

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

ADVISORY FEE SCHEDULE

The fees listed below are for services provided under this Agreement and are to be accrued daily and paid monthly in arrears:

FUND

Schwab California Tax-Free Bond Fund

The annual fee, payable monthly, is 0.22% of the Fund's average daily net assets.

Schwab Tax-Free Bond Fund

The annual fee, payable monthly, is 0.22% of the Fund's average daily net assets.

Schwab Global Real Estate Fund

The annual fee, payable monthly, is 0.50% of the Fund’s average daily net assets.

Schwab Opportunistic Municipal Bond Fund (formerly Schwab High Yield Municipal Bond Fund)

The annual fee, payable monthly, is 0.40% of the Fund’s average daily net assets.

SCHWAB INVESTMENTS

By:	/s/ Mark D. Fischer

Name:	Mark D. Fischer
Title:	Treasurer and Chief Financial Officer

CHARLES SCHWAB INVESTMENT
MANAGEMENT, INC.

By:	/s/ Jonathan de St. Paer

Name:	Jonathan de St. Paer
Title:	President

Dated as of July 1, 2022